UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 08/28/2013

INNOSPEC INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-13879

Delaware	98-0181725
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

8375 South Willow Street, Littleton, Colorado 80124

(Address of principal executive offices, including zip code)

303-792-5554

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

On August 28, 2013, Innospec Inc. (the “Company”) and certain subsidiaries of the Company entered into a Supplemental Agreement (the “Agreement”) with various lenders. The Agreement amends the Company’s Credit Agreement (the “Amended Credit Agreement”) dated 14 December 2011. The Amended Credit Agreement provides for an increase in the revolving credit facility available to the Company and certain subsidiaries of the Company from $100,000,000 to $150,000,000, and retains the term of the facility through to December 2016. In addition, the Amended Credit Agreement allows the Company to request an additional amount of up to $50,000,000 to be committed by the lenders. The obligations of the Company under the revolving facility are secured obligations and guaranteed by certain subsidiaries of the Company. Amounts available under the revolving facility may be borrowed in U.S. dollars, Euros, British pounds and other freely convertible currencies. The revolving facility contains customary events of default and covenants, including certain restrictive covenants which are broadly consistent with those in the pre-existing Credit Agreement.

This description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached as an exhibit to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Supplemental Agreement, dated August 28, 2013, among the Company, certain subsidiaries of the Company, and various lenders, including Lloyds TSB Bank Plc, as agent and security agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNOSPEC INC.

Date: August 29, 2013	By:	/s/ David E. Williams
David E. Williams
VP, General Counsel & Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Supplemental Agreement, dated August 28, 2013, among the Company, certain subsidiaries of the Company, and various lenders, including Lloyds TSB Bank Plc, as agent and security agent.